Exhibit 10.32

NON-EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the 21st day of December, 2010 (the "Effective Date"), by and between MMRGlobal, Inc., a Delaware corporation (hereinafter "MMRGLOBAL"), having an address at 4401 Wilshire Blvd., Second Floor, Los Angeles, CA 90010 and Celgene Corporation, a Delaware company (together with its subsidiaries and affiliates hereinafter collectively referred to as "CELGENE"), having an address at 86 Morris Avenue, Summit, NJ 07901 (each a "Party," collectively the "Parties").

WHEREAS, MMRGLOBAL owns certain clinical and scientific data relating to targeted immunotherapies for cancer and other disease treatments to stimulate a patient's immune response and other Confidential Information.

WHEREAS, CELGENE desires to obtain access to and use such data and other Confidential Information for the limited purpose of expediting U.S. Food and Drug Administration ("FDA") or other similar government regulatory agencies' approval of and the bringing to market of the CELGENE product Revlimid® (lenalidomide) ("the Product") for the first line treatment of follicular lymphoma (the "Field").

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1. GRANT OF LICENSES

1.1   MMRGLOBAL hereby grants to CELGENE and CELGENE hereby accepts, on and subject to the terms and conditions of this Agreement, a world-wide, non-exclusive license, without the right to sublicense or otherwise transfer, for the term of this Agreement, to access and use the Data Set (as defined below) for the limited purpose of expediting FDA approval and bringing to market the Product by providing a surrogate endpoint in follicular lymphoma (the "Surrogate Endpoints") based on the information contained in the Data Set (as defined below). The validation of the surrogacy implies demonstration that the treatment effects on the Surrogate Endpoint shall predict treatment effects on the true endpoint of Progression Free Survival ("PFS"). This shall, in turn, expedite regulatory agency approval of the use of the Product in the Field (the "Purpose"). "Data Set," as used herein, means the clinical and scientific data relating to targeted immunotherapies for cancer and other disease treatments, including data and other information from the Phase III clinical trials of MMRGLOBAL's pre-Merger company Favrille, Inc.

1.2   Other than to the extent required by the FDA and other similar government regulatory agencies to reference, access, and/or cite portions of the Data Set, as reasonably required to comply with regulatory requirements, the non-exclusive license granted to CELGENE herein shall not include the right to distribute the Data Set in any manner. For the purposes of clarity, Celgene shall have the right to, based on the meta-analysis, publish findings, results and conclusions based on the information contained in the Data Set and all appropriate and necessary bibliographical references thereto.

ARTICLE 2. OBLIGATIONS OF THE PARTIES

2.1   Promptly after the Effective Date, MMRGLOBAL will make the Data Set and other Confidential Information available to an independent statistician or researcher for purposes of

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accessing, reviewing and cataloguing the Data Set and other Confidential Information provided by MMRGLOBAL pursuant to this Agreement ("Independent Consultant"). The Data Set and other Confidential Information provided to the Independent Consultant shall include access to the Favrille, Inc. computer server, and physical documents relating to the Data Set, including boxes from an off-site storage facility. The Independent Consultant will access the database, and upon verification from the Independent Consultant that the Data Set exists such that it is sufficient, in the sole and exclusive opinion of the Independent Consultant, to achieve the Purpose, MMRGLOBAL shall provide the Independent Consultant an electronic version/copy of the portion of the Data Set applicable to the Purpose. The access to the applicable portion of the Data Set will be restricted to the Independent Consultant and an academic expert statistician ("Independent Statistician") in their usual working environment.

2.2   The Parties will employ the Independent Consultant. CELGENE will provide MMRGLOBAL with names of proposed Independent Consultants and MMRGLOBAL will have the right to approve a particular Independent Consultant, such approval not to be unreasonably withheld by MMRGLOBAL. MMRGLOBAL shall make best efforts to accommodate all reasonable requests that relate to access to the Data Set, including access to a copy of specific data points which shall be selected from the Data Set for use in a meta-analysis consistent with Section 2.1. The Independent Consultant, Independent Statistician and/or CELGENE may not otherwise duplicate any other portions of the Data Set, except as explicitly set forth herein. Upon completion of use of said data points, CELGENE shall destroy any and all copies of such portions of the Data Set created and provide proof or certification of the destruction to MMRGLOBAL.

2.3   MMRGLOBAL will establish and maintain a secure room at 4401 Wilshire Blvd., Second Floor, Los Angeles, CA 90010 for the Independent Consultant to access, review and catalogue the Data Set and other Confidential Information pursuant to the Purpose of this Agreement.

2.4   CELGENE will bear the costs incurred by the Parties to: (a) employ the Independent Consultant and Independent Statistician; (b) provide for secure transfer and/or reproduction of the Data Set and other Confidential Information, to the extent expressly permitted pursuant to this Agreement; and (c) any other expenses the Parties agree are reasonably necessary to effectuate the Purpose of this Agreement. The Parties agree that to the extent applicable, CELGENE may provide any necessary equipment and/or resources as required pursuant to this Article 2.

ARTICLE 3. CONSULTATION AND REPORTS

3.1   CELGENE shall provide MMRGLOBAL with the following reports and/or updates relating to this Agreement:

  Upon access to the Data Set, a report from the Independent Consultant verifying the existence and, in the opinion of the Independent Consultant, that the Data Set can be used to achieve the Purpose. The Independent Consultant shall complete the review of the Data Set and provide his/her opinion pursuant to this Subsection 3.1(a) within forty-five (45) business days of the Effective Date of this Agreement. (The opinion of the Independent Consultant based on, among other things, the existence of information, to the extent it is available from the Favrille, Inc. Phase III clinical trials, such as type of patients (relapsed, refractory, untreated), patient demographics (age, sex), lymphoma baseline assessment, treatments, criteria for response and disease progression, treatment arm, date of randomization, best response, date of best response (if responder), first

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  response (if responder), date of first response (if responder), response assessment by a central radiology review, complete response (CR) status at 12, 24, 30 months, date of progression, date of death (if available), date of last observation and/or status of the last observation). In the event the Independent Consultant concludes the Data Set does not exist consistent with the representations and warranties set forth in this Agreement or is insufficient to achieve the Purpose, MMRGLOBAL shall have the opportunity to assist the Independent Consultant to identify and/or locate any additional necessary information, including providing portions of the Data Set in electronic format (access to such may require the Parties to mutually agree to extend the forty-five (45) day review/opinion period of this Subsection 3.1(a) to the extent reasonably necessary).

  Advise, in advance, as to timing of the relevant meetings (regarding the Surrogate Endpoints) and/or submissions with or to FDA and other similar government regulatory agencies.

3.2   All reports and other work product created under this Agreement shall be deemed Confidential Information and shall not be shared with any third parties not contemplated in this Agreement. Notwithstanding the foregoing, CELGENE shall have the right to share, as appropriate, with FDA and similar government regulatory agencies for the Purposes contemplated and discussed herein.

ARTICLE 4. MILESTONE PAYMENTS

4.1   Milestone Payments. CELGENE shall make the following one-time milestone payments to MMRGLOBAL:

  Within ten (10) business days of the Effective Date, a fee of [***] (US$[***]) ("First Milestone Payment"); and

  Within ten (10) business days of CELGENE receiving confirmation from the Independent Consultant that the Data Set is sufficient and the information contained therein may be used to articulate and support the Purpose, a fee of [***] (US$[***]) ("Second Milestone Payment"). Pursuant to Subsection 3.1(a), the Independent Consultant shall provide such confirmation to CELGENE within forty-five (45) business days of the Effective Date. If the Independent Consultant is unable, in the above mentioned forty-five (45) business days, to confirm that the Data Set is sufficient and the information contained therein may be used to support the Purpose the Parties shall work together in good faith to resolve this issue, including, if needed, providing a time extension that meets the business needs of the Parties. In the event it is the conclusion of the Independent Consultant that the Data Set is not sufficient for the Purpose the obligations under this Article 4 shall immediately terminate and CELGENE shall have no access to and/or receive no copies of the Data Set.

  Within ten (10) business days of CELGENE'S presentation and/or submission to FDA of the Surrogate Endpoint relying at least in part upon the Data Set, a fee of [***] (US$[***]) ("Third Milestone Payment"). CELGENE shall complete the FDA presentation and/or submission, triggering the Third Milestone Payment, by no later than June 30, 2012.

  Within ten (10) business days of FDA's acceptance of CELGENE'S presentation and/or submission to FDA of the Surrogate Endpoint relying at least in part upon the Data Set, a fee of [***] (US$[***]) ("Fourth Milestone Payment"). Acceptance shall mean

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

  CELGENE'S good faith understanding and belief of FDA's acceptance (as articulated at a meeting between CELGENE and FDA) of the Surrogate Endpoint as a regulatory endpoint in a Phase III clinical trial for the Product in the Field. In the event that said Acceptance does not occur MMRGLOBAL shall have the right to request a copy of the FDA-produced minutes from that meeting in order to confirm the non-Acceptance. Acceptance shall mean CELGENE'S good faith understanding and belief of FDA's acceptance (as articulated at a meeting between CELGENE and FDA) of the Surrogate Endpoint as a regulatory endpoint in a Phase III clinical trial for the Product in the Field. In the event that said Acceptance does not occur MMRGLOBAL shall have the right to request a copy of the FDA-produced minutes from that meeting in order to confirm the non-Acceptance. In the event FDA does not ACCEPT the Surrogate Endpoint all remaining obligations under Article 4 shall immediately terminate.

  Within ten (10) business days of CELGENE receiving official confirmation from FDA of approval of the use of the Product in the Field (relying on the Surrogate Endpoints) CELGENE shall make a one-time milestone payment of [***] (US$[***]) ("USA Approval Milestone").

  Within ten (10) business days of CELGENE receiving official confirmation from any foreign regulatory agency (such as the EMA) of approval of the use of the Product in the Field (relying on the Surrogate Endpoints) CELGENE shall make a one-time milestone payment of [***] (US$[***]) ("Foreign Approval Milestone"), provided, however, that said approval takes place within five (5) years of the confirmation from FDA of approval of the use of the Product in the Field (relying on the Surrogate Endpoints). For the purposes of clarity, CELGENE shall only be obligated to pay one (1) Foreign Approval Milestone to MMRGLOBAL regardless of the number of foreign regulatory agencies approve the use of the Product in the Field.

4.2   The Parties acknowledge and agree that the Milestone Payments discussed above are the sole and exclusive payment contemplated under this Agreement. The payment of the USA Approval Milestone or the Foreign Approval Milestone or at such point when CELGENE informs MMRGLOBAL that CELGENE has elected in its sole and exclusive discretion not to seek regulatory approval in the Field in any other locations contemplated in this Agreement shall terminate all of CELGENE milestone payment obligations under this Agreement. In the event that CELGENE then elects (and receives) regulatory approval in a location contemplated in this Agreement, CELGENE shall be obligated to make the appropriate Milestone Payment to MMRGLOBAL, provided it has not already been made.

4.3   Each payment to MMRGLOBAL hereunder will be made by wire transfer to MMRGLOBAL (as provided by MMRGLOBAL TO CELGENE) with written notice of such wire transfer.

4.4   In consideration for MMRGLOBAL making its entire Data Set and other Confidential Information available for review, CELGENE will pay MMRGLOBAL, in addition to the Milestone Payments, if applicable, good faith remuneration, to be separately negotiated by the Parties, for any additional portions of the Data Set and/or Confidential Information identified by the Independent Consultant and/or CELGENE as providing additional benefit and/or utility to CELGENE, beyond the scope of the limited Purpose of this Agreement. Such additional portions of the Data Set and/or Confidential Information may include, but are not limited to, proprietary anti-CD20 antibodies, human tissue samples, intellectual property assets, including license and/or

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

assignment rights to patent applications and/or patents. To the extent applicable, the Parties agree to use good faith and best business practices to bring such additional Data Set and/or Confidential Information to the other Party's attention and enter into a subsequent agreement for such good faith remuneration.

ARTICLE 5. TERM AND TERMINATION

5.1   The term of this Agreement shall expire on the date of the last milestone payment pursuant to Section 4.1, unless the Agreement is terminated as provided in this Article.

5.2   MMRGLOBAL may terminate this Agreement upon at least thirty (30) day written notice to CELGENE for any breach of its obligations or default under the payment obligations set forth in Article 4 of this Agreement.

5.3   Upon termination or expiration of this Agreement, the following procedures shall apply: (a) CELGENE shall destroy the Data Set and/or other Confidential Information obtained pursuant to this Agreement, including any documents, notes and/or other tangible materials derived or created therefrom and all copies thereof, including for example any such tangible materials created by or provided to either CELGENE, Independent Statistician and/or the Independent Consultant; and (b) provide written notice to MMRGLOBAL certifying the complete destruction of the Data Set and/or other Confidential Information obtained pursuant to this Agreement, including any documents, notes and/or other tangible materials derived or created therefrom and all copies thereof.

5.4   The provisions of Articles 6 and Sections 7.1, 7.2, 7.6 and 7.7 shall survive expiration or termination of this Agreement. In addition, the expiration or termination of this Agreement will not relieve the Parties of any obligations accruing prior to or upon such expiration or termination, including any provisions of Articles 3 and 4 and Section 2.4.

ARTICLE 6. CONFIDENTIALITY

6.1   In order for the Parties to fully cooperate in the effort as set forth in this Agreement, it will be necessary for MMRGLOBAL to disclose Confidential Information (as defined in the Parties' Non-Disclosure Agreement entered into on September 16, 2010 as attached to this Agreement as Exhibit A), including the Data Set as defined herein and the terms of this Agreement. CELGENE will treat all Confidential Information with the highest degree of care, but in any event not less than the same degree of care and means that CELGENE utilizes to protect and handle its own information of a similar nature.

6.2   The Confidential Information will be disclosed only to the Independent Consultant and Independent Statistician (CELGENE will ensure such Independent Consultant and Independent Statistician are under the same confidentiality obligations as CELGENE) and those employees of CELGENE with a "need to know" who are instructed and agree not to disclose the Confidential Information to any divisions of CELGENE other than the Revlimid Lymphoma Project Team. Notwithstanding the foregoing, CELGENE is permitted to disclose the necessary portions of Confidential Information pursuant to Section 1.2 to FDA and other similar government regulatory agencies as required pursuant to the Purpose of this Agreement.

6.3   Except as explicitly set forth herein, the terms and conditions of the Parties' Non-Disclosure Agreement entered into on September 16, 2010 (as attached to this Agreement as

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A) shall control the disclosure of Confidential Information and CELGENE'S limited use and obligations relating thereto. Notwithstanding the Parties' Non-Disclosure Agreement: (a) CELGENE may disclose the Confidential Information to the FDA pursuant to Section 1.2, provided that CELGENE provides MMRGLOBAL with advance written notice of the requirement and takes reasonable measures to obtain confidential treatment thereof; (b) CELGENE agrees that during the term of this Agreement and for a period of five (5) years thereafter it will hold in strict confidence and not disclose Confidential Information to any third party, except as approved in writing by MMRGLOBAL, and will use the Confidential Information for no purpose other than as explicitly permitted under this Agreement.

ARTICLE 7. MISCELLANEOUS

7.1   The Data Set and all other Confidential Information are and will remain the sole property of MMRGLOBAL. CELGENE will not at any time do or cause to be done any act contesting or in any way impairing any part of MMRGLOBAL'S right, title and/or interest in the Data Set and/or other Confidential Information.

7.2   (a) The Parties represent and warrant that they: (i) have the right to make conveyances and grants in accordance with this Agreement; (ii) have the appropriate authority to enter into this Agreement; and (iii) have and hold all necessary and appropriate licenses required in order to effectuate the Purpose. It is expressly understood, however, that in making the conveyances and grants under this Agreement, MMRGLOBAL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO: THE PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR PARTICULAR PURPOSE OF ANY CONFIDENTIAL INFORMATION PROVIDED; THE SUITABIITY, COMPLETENESS OR ACCURACY OF INFORMATION OR OTHER DATA PROVIDED IN CONNECTION WITH THIS AGREEMENT.

(b) MMRGLOBAL represents and warrants: (i) the Data Set contains all available clinical and scientific data (and related documentation regarding such data) collected by MMRGLOBAL's pre-Merger company Favrille, Inc. relating to targeted immunotherapies for cancer and other disease treatments from the company's Phase III clinical trials; and (ii) it has all necessary informed consents for further use of the Data Set in accordance with the Purpose of this Agreement, applicable regulations, laws and guidelines. Notwithstanding Section 7.2(a), MMRGLOBAL represents and warrants the Data Set was accumulated with an SAS license and MMRGLOBAL will either obtain a current SAS license and/or confirm right to use an existing SAS license from an existing third party consultant of the company, which provides for all uses as contemplated herein.

7.3   This Agreement is personal to the Parties and is not assignable or otherwise transferable in whole or in part, without the prior written consent of the non-assigning Party, which shall not be unreasonably withheld. Pursuant to the written consent of the non-assigning Party, a Party may assign or transfer this Agreement and all obligations and licenses granted herein provided that the resulting assignee or successor in interest of a Party agrees separately in writing to meet all the obligations of this Agreement.

7.4   Failure to enforce any provision, clause and/or paragraph of this Agreement by either of the Parties shall not constitute a waiver of any term hereof by the Parties.

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5   Severability. If any provision, clause and/or paragraph of this Agreement is found by a proper authority to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and, in such event, such provision, clause and/or paragraph shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision, clause and/or paragraph within the limits of applicable law or applicable court decisions.

7.6   (a) MMRGLOBAL SHALL DEFEND AND INDEMNIFY AGAINST, AND HOLD CELGENE AND THEIR RESPECTIVE EMPLOYEES, DIRECTORS, OFFICERS AND AGENTS HARMLESS FROM, ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING COURT COSTS AND REASONABLE FEES OF ATTORNEYS AND OTHER PROFESSIONALS) INCURRED FROM ANY CLAIM ARISING OR ALLEGED TO ARISE OUT THIS AGREEMENT RELATING TO CELGENE'S USE OF THE DATA SET ACCORDING TO THE TERMS AND CONDITIONS SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING, MMRGLOBAL SHALL NOT BE RESPONSIBLE TO DEFEND AND INDEMNIFY AGAINST, AND HOLD CELGENE AND THEIR RESPECTIVE EMPLOYEES, DIRECTORS, OFFICERS AND AGENTS HARMLESS FROM ANY CLAIMS RESULTING FROM CELGENE'S NEGLIGENCE, MALFEASANCE, OR BREACH OF THIS AGREEMENT.

(b) EXCEPT TO THE EXTENT CAUSED BY A BREACH BY MMRGLOBAL OF ITS WARRANTIES UNDER SECTION 7.2(a) ABOVE, CELGENE SHALL DEFEND AND INDEMNIFY AGAINST, AND HOLD MMRGLOBAL AND THEIR RESPECTIVE EMPLOYEES, DIRECTORS, OFFICERS AND AGENTS HARMLESS FROM, ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING COURT COSTS AND REASONABLE FEES OF ATTORNEYS AND OTHER PROFESSIONALS) INCURRED FROM ANY CLAIM ARISING OR ALLEGED TO ARISE OUT OF CELGENE'S USE OF THE DATA SET AND/OR OTHER CONFIDENTIAL INFORMATION PURSUANT TO THIS AGREEEMENT.

7.7   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles. Without prejudice to any other rights or remedies available at law, in equity or under terms of this Agreement, the prevailing Party in any court action pursuant to this Agreement shall be entitled to recover its expenses, including court costs and reasonable fees of attorneys, incurred from such action.

7.8   The terms and conditions herein contained constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

7.9   The Parties acknowledges that certain Confidential Information may be deemed to be material non-public information. In addition, the Parties acknowledge that the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, restrict the ability to trade in securities while in possession of material non-public information. CELGENE acknowledges, and agrees, that: (a) under federal securities laws anyone who has received material, non-public information from an issuer of securities is prohibited from purchasing or selling securities of that issuer and also prohibited from communicating the information to anyone else; (b) such acts may result in criminal and/or civil liability; and (c) the Confidential Information may constitute material, non-public information in relation to MMRGLOBAL, the securities of which are publicly traded.

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.10   Use of Party Names. The Parties agree to provide the other Party advance written notice of any promotional material, press release or the like where one Party uses the name of the other Party and/or discloses the existence of this Agreement. In the event one Party requests approval of the other Party's promotional material, press release or the like, such approval shall be granted, if at all, within two (2) business days. The Parties acknowledge that the signing of this Agreement is considered a "material event" for MMRGLOBAL, obligating the company to certain disclosures of which MMRGLOBAL shall use reasonable business efforts to seek confidential treatment of its required disclosures relating to the nature and terms of this Agreement.

7.11   All notices, reports or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either Party may specify in writing from time-to-time.

7.12   This Agreement may be signed in two or more counterparts. When at least one such counterpart has been signed by each Party, this Agreement shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement. The Parties agree that the delivery of an executed copy of this Agreement by facsimile or email shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

CELGENE CORPORATION By: /s/ Robert J. Hugin Name: Robert J. Hugin Title: Chief Executive Officer Date: December 21, 2010	MMRGLOBAL, INC. By: /s/ Robert H. Lorsch Name: Robert H. Lorsch Title: Chief Executive Officer Date: December 21, 2010

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
Non-Disclosure Agreement

MMR-Celgene Corporation Non-Exclusive License Agreement — CONFIDENTIAL

 [***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.